Exhibit 99.04

                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)

                                          3 Months Ended June                         Year to Date June
                                   ----------------------------------          ------------------------------
                                     2005          2004       Change             2005        2004      Change
                                     ----          ----       ------             ----        ----      ------
Income Account-

Retail Revenue                     $2,555        $2,478         $ 77           $4,824      $4,622        $202
Wholesale Revenue                     385           344           41              732         695          37
Other Electric Revenues               109            94           15              210         187          23
Non-regulated Operating Revenues       95            93            2              243         237           6
                                      ---        ------         ----           ------      ------        ----
Total Revenues                      3,144         3,009          135            6,009       5,741         268
                                   ------        ------         ----           ------      ------        ----
Fuel and Purchased Power            1,136         1,088           48            2,156       2,047         109
Non-fuel O & M                        839           838            1            1,660       1,589          71
Depreciation and Amortization         288           233           55              580         474         106
Taxes Other Than Income Taxes         163           155            8              326         313          13
                                   ------        ------         ----           ------      ------        ----
Total Operating Expenses            2,426         2,314          112            4,722       4,423         299
                                   ------        ------         ----           ------      ------        ----
Operating Income                      718           695           23            1,287       1,318         (31)
Other Income, net                       8            (4)          12               19          (6)         25
Interest Charges and Dividends        194           180           14              372         347          25
Income Taxes                          145           159          (14)             224         282         (58)
                                     ----        ------         ----           ------      ------        ----
NET INCOME (See Note)              $  387        $  352         $ 35           $  710      $  683        $ 27
                                   ======        ======         ====           ======      ======        ====


- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-Q.